Consent of Independent Registered Public Accounting Firm


To the Board of Directors and Members of Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC:


We consent to the use of our reports dated May 21, 2004 with respect to the statements of assets and liabilities of Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC-Multi-Strategy Series G and Series M, including the schedules of investments, as of March 31, 2004, and the related statements of operations and cash flows for the year then ended, and the statements of changes in members' capital and financial highlights for the year ended March 31, 2004 and the period January 1, 2003 (commencement of operations) to March 31, 2003, each of which is incorporated by reference in the Post-Effective Amendment No. 2 to the Registration Statement dated December 13, 2004 on Form N-2 for Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC.

We also consent to the references to our firm under the headings "Independent Registered Public Accounting Firm and Legal Counsel", "Financial Highlights", and "Inquiries and Financial Information" in the Prospectus.


/s/ KPMG LLP
-----------------------
KPMG LLP

New York, New York
December 13, 2004